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                                                                     EXHIBIT 2.3

                               AMENDMENT NO. 1 TO
                           STOCK ACQUISITION AGREEMENT

         This Amendment No. 1 ("Amendment") dated as of January 2, 1998 to that certain Stock Acquisition Agreement ("Agreement") dated as of October 20, 1997, is entered into among the parties to the Agreement, Lyndon Life Insurance Company, a Missouri corporation, Lyndon Insurance Group, Inc., a Missouri corporation, ACCEL International Corporation, a Delaware corporation, and also Acceleration National Insurance Company, an Ohio corporation. All capitalized terms used but not defined in this Amendment shall have the meanings defined for them in the Agreement.

         WHEREAS, Lyndon and Accel are the parties to the Agreement; and

         WHEREAS, subsequent to the execution of the Agreement, ALIC has been made a defendant in the North Dakota suit Hanson et al. v. ALIC et al. ("Hanson"); and

         WHEREAS, Lyndon and Accel have been unable to agree as to the nature and size, if any, of the contingent liability to which ALIC may be exposed as a result of Hanson;

         NOW, THEREFORE, the parties agree as follows:

1. Additional Indemnification. In addition to and not in place of the obligations of Accel to indemnify Lyndon pursuant to Section 11.1(a)(i) of the Agreement, Accel hereby agrees to (i) fully assume and to directly pay, without further demand by ALIC or Lyndon, all defense costs of Hanson and of any other litigation which may be filed against ALIC in the future in any jurisdiction which asserts claims for damages arising out of the same class of policies written by ALIC which are at issue in Hanson ("Future Litigation"), and (ii) directly pay any settlement costs, judgments and/or fines or other liabilities incurred in connection with the disposition of Hanson and in the disposition of any Future Litigation. The defense of Hanson shall continue to be conducted by Messrs. Squire, Sanders & Dempsey, L.L.P. ("SS&D"). It is understood and agreed that upon closing of the transactions contemplated by the Agreement and this Amendment, SS&D shall continue to represent both ALIC and Accel. The parties to the Agreement waive any conflict of interest, or potential conflict of interest, which may arise by virtue of SS&D's concurrent representation of ALIC and Accel. Further, the parties waive any objection and shall not seek to disqualify SS&D from representing Accel in any matter in which Accel's interests may be adverse to the interest of any other party.

         The indemnification provided by this Section 1 shall expire by its terms when and if there is a final, non-appealable determination that class certification in Hanson is denied.

2. Insurance. The obligations of Accel undertaken pursuant to Section 1 of this Amendment shall be insured by a surety bond written by Acceleration National Insurance Company in favor of ALIC ensuring performance by Accel of the foregoing obligations, which bond shall have a coverage limit of $3,000,000 and which shall expire by its terms when and if there is a final,


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non-appealable determination that class certification in Hanson is denied, or else when there has otherwise been a final, non-appealable resolution of Hanson and all amounts to be paid by Accel. The policy limit of such surety bond shall not be construed to limit the dollar amount of the primary obligations of Accel pursuant to this Amendment.

3. Confirmation of Agreement. Except as expressly modified by this Amendment, the Agreement is otherwise ratified and reconfirmed as of the date hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

LYNDON LIFE INSURANCE COMPANY

By: /s/ Peter H. Foley
   --------------------------------
        Peter H. Foley,
        Authorized Signatory

LYNDON INSURANCE GROUP, INC.

By: /s/ Peter H. Foley
   --------------------------------
        Peter H. Foley,
        Authorized Signatory

ACCEL INTERNATIONAL CORPORATION

By: /s/ Thomas H. Friedberg
   --------------------------------
        Thomas H. Friedberg,
        President

ACCELERATION NATIONAL INSURANCE COMPANY, as to Section 2 only

By: /s/ Thomas H. Friedberg
   --------------------------------
        Thomas H. Friedberg,
        President


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